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                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in the Statement of Additional Information constituting part of this registration statement on Form N-14 (the "N-14 Registration Statement") of our report dated February 21, 1995, relating to the financial statements and financial highlights of Prudential National Municipals Fund, Inc. (the "Report"), appearing in the Statement of Additional Information constituting part of Post-Effective Amendment No. 23 to the registration statement on Form N-1A (the "N-1A Registration Statement") which is part of the N-14 Registration Statement. We also consent to the use of the Report in the N-1A Registration Statement; the incorporation by reference of the Report into the Prospectus which constitutes part of the N-1A Registration Statement; and, to the incorporation by reference of the Report in the Prospectus and Proxy Statement constituting part of the N-14 Registration Statement. We also consent to the references to us in the N-1A Registration Statement under the heading "Custodian and Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information and under the heading "Financial Highlights" in the Prospectus.



/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
New York, New York
September 14, 1995